Exhibit 99.1

FOR IMMEDIATE RELEASE

Contacts:	News Media	Investor Relations
	Paul Fitzhenry	Ed Arditte
	609-720-4261	609-720-4621
	pfitzhenry@tyco.com	Karen Chin
609-720-4398

TYCO INTERNATIONAL INCREASES QUARTERLY DIVIDEND 36 PERCENT TO 15 CENTS
PER SHARE; INITIATES NEW $1 BILLION SHARE REPURCHASE PROGRAM

PEMBROKE, Bermuda—September 13, 2007—Tyco International Ltd. (NYSE: TYC, BSX: TYC) announced today that its Board of Directors approved an increase in the company’s quarterly dividend to 15 cents per share for the first quarter of fiscal 2008. The new quarterly dividend represents a 36% increase over the quarterly dividend of approximately 11 cents that the company previously indicated it expected to pay following the separation of Tyco into three public companies. The 15-cent dividend for the first quarter will be payable on November 1, 2007 to shareholders of record on October 1, 2007.

Separately, the Board authorized a new program to purchase up to $1 billion of the company’s common stock. The company expects to repurchase shares from time to time based on market conditions.

Tyco Chairman and Chief Executive Officer Ed Breen said: “The increase in our quarterly dividend and the initiation of a new share repurchase program reflect the strength of our cash flow and our confidence in Tyco’s future. With the separation behind us, this is the appropriate time for us to make these moves.”

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Tyco International (NYSE: TYC) is a diversified, global company that provides vital products and services to customers in more than 60 countries. Tyco is a leading provider of security products and services, fire protection and detection products and services, valves and controls, and other industrial products. Tyco completed the spin-off of its healthcare and electronics businesses on June 29, 2007 and today has annual revenues of more than $18 billion and 110,000 employees. More information on Tyco can be found at www.tyco.com.

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